Exhibit 99.2

STAAR Surgical Company
Second Quarter 2010 Financial Results Conference Call
August 3, 2010, 4:30 p.m. Eastern Daylight Time

Operator:
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical second quarter 2010 Financial Results Conference Call. During today's presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch tone phone. If you'd like to withdraw your question, press the star, followed by the two. If you're using speaker equipment today, please lift the handset before making your selection. As a reminder, today's conference is being recorded, August 3rd, 2010.

I would now like to turn the conference over to our host Doug Sherk. Please go ahead, sir.

Doug Sherk:
Thank you, Operator, and good afternoon everyone. Thank you for joining us for the STAAR Surgical conference call to review the company's financial results for the second quarter of 2010, which ended on July 2, 2010. The news release announcing the second quarter results crossed the wire about a half an hour ago, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days. In addition, today's call is being broadcast live, and along with an archived replay, will be available at the STAAR website.

Before we get started, during the course of this conference call the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our products in the US and the international markets, the outcome of product research and development or any clinical study, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our Annual Report on Form 10-Q, filed with the Commission on April 2, 2010. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

Now, I would like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good afternoon everyone. I'd like to thank you for joining us today to review our second quarter 2010 results. I'll start with a review of how we performed in the quarter against our operating metrics, which we've laid out at the beginning of the year. Deborah will then address some of the operational factors behind the financial results for the quarter and then I'll return for a few additional thoughts.

Let's move to our five operating metrics to see how we are doing.

Our first metric is to generate double-digit growth from our core ICL and IOL product lines. Our revenue growth during the quarter was 7%, 9% in ICLs and 5% in IOLs. We did not achieve this metric for the quarter; however there are a few factors that impacted those sales to which I will speak. We are however still at double-digit growth for the year at 11% for ICLs and IOLs.

The first factor causing our revenue shortfall occurred in Korea, where our distribution partner has formed a new legal entity to focus exclusively on marketing the Visian product line. Overall, this is a very good thing. The formation of the legal entity, however, wasn't completed in time to ship a replacement inventory order as they've been depleting their normal inventories in anticipation of this move. The good new is that the new entity formation is now complete and during July we shipped the order, getting their inventory levels back to normal levels. The Visian ICL order was valued at approximately $500,000 and manufactured in the quarter and was set aside specifically for this order. Korea is one of the few markets where our distribution partner does indeed carry inventory. Our sales to the distributor declined 28% during the quarter, despite the fact the distributor's second quarter shipments to customers increased by 34%. Their shipments to customers have increased 46% during the first half of this year. We fully expect a strong second half from the Korean market. Our distributor focused on these efforts in order to achieve their goal, which is to get the Visian ICL from its current 11% share of the refractive market to a 25% share position.

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The second factor resulting in the revenue shortfall during the quarter relates to the shipments on the IOL side. We finished the second quarter with about 4,000 IOLs on back order, while we typically have not had back orders on a quarter-to-quarter basis. This was primarily due to demand from both Japan and Europe for certain preloaded silicone IOLs, which happened during the same time as our transfer of silicon IOL manufacturing from Japan to the US. We're still struggling on the supply side. We've made progress this past week and we expect to have about 90% of these back orders cleared within the next 30 days or by the end of this month, August. I expect that we will exceed metric one during the third quarter.

Now, our second metric is to generate gross profit margins in the low to mid- 60% range, which we did achieve. Our gross margins came in at 63.6% for the quarter as compared to 60.6% in prior year period. Deborah will discuss the margins in more detail.

Our third metric is to make progress towards profitability during the year and achieve profitability for the year. On a GAAP net loss basis, we didn't achieve this metric during the second quarter, due to three items; two of which are definitely not going to reoccur during the remainder of the year. Deborah will review these during her comments. However, in terms of this metric, I believe we did make progress. And let me explain.

In order to better understand how the business is doing and how I grade this metric, here's how I look at the quarter.

If you take out the one-time severance charge, the base business on $13.6 million of revenue, lost $99,000 at the operating income line. When you go to the net income line and exclude the loss of the early payment on the Note and the exchange loss on the revaluation of cash and accounts receivable, which are denominated in euros, the bottom line is, we would have lost less than $300,000 on $13.6 million in revenue. These two points demonstrate to me the progress towards profitability and why I believe we are very close.

The fourth metric is to generate cash from operations. Our goal is to meet this metric despite the loss of the cash generated from operations by Domilens in the past. We did point out on the call last quarter that the cash from operations would be negatively impacted by our payment out of the escrow account of the legal settlement. Aside from this $4 million legal settlement payment, we generated approximately $300,000 in cash during the second quarter from operations.

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Finally, on the fifth metric, which was to improve our balance sheet. This one we achieved with flying colors. And I’m going to let Deborah have the honor of walking through these accomplishments. So, while not as clear and clean as I’d like them to be, I think it’s fair to say, we achieved four out of the five metrics during the quarter. And we’re quite confident that in the third quarter we should be in position to clearly achieve all five.

At this point, I’d like to turn the call over to Deborah for a further review of the quarter operational and financial highlights. Deborah?

Deborah Andrews:	Good afternoon, everyone.

Given the detail provided in our news release this afternoon, I’d like to focus my comments on the key financial highlights during the quarter. Thanks, Barry, for giving me the task of describing our new balance sheet, as I believe it is as clean as it’s ever been in my 15 years with the company.

First, during May, we were able to buy back 1.7 million preferred shares at $4 a share. Today, that looks like a pretty good deal. This was at a cost of $6.8 million. In early June, we paid the $4 million cost for the litigation settlement to lift that cloud of uncertainty from the company. And finally, in late June, we were able to pay $5.3 million to retire the Broadwood Note, including interest. The Note was not due until December 2010. I think it’s pretty fair to say that the metric of improving our balance sheet has been met for the year.

On the top line, Barry reviewed the circumstances that resulted in a delay in the timing of certain sales to move from the second quarter 2010 to the third quarter 2010. And as a result our overall revenue growth was lower than planned at 3.7% on revenues of $13.6 million. Foreign currency exchange favorably impacted our revenue by $258,000.

From a product category perspective, total Visian ICL sales were up 9% due to increased volume and ASPs, while total IOL sales were up 5% due to increased ASPs. NanoFLEX IOL sales were up 15% and preloaded IOL sales were up 12%. Other product sales, which are those we elected to de-emphasize from the sales and marketing support perspective due to their low margin, declined 29% from a year ago to $770,000. For the quarter, IOLs were 51% of total sales, ICLs were 43% of total sales and other product sales were 6% of total sales. I’d like to refer you to our release for more specifics on geographic sales development during the quarter.

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Gross margin for the quarter increased to 63.6% from 60.6% in Q2 2009 and decreased from 64.1% in Q1 2010. The increase was primarily due to two factors. First, as noted, gross margins were favorably impacted by higher ASPs and improved mix. Additionally, there was a decrease in royalty expense on ICL and Collamer IOL sales as a license patent expired in the fourth quarter of last year. This expense was $203,000 in 2009. The decrease from Q1 2010 is due to product mix. If the Korean order shipped, as expected, gross margin would have been approximately 64.2% and we would have reported operating income. We continue to believe that the planned progress of our business should enable us to achieve our goal of gross margin in the mid 60% range for the full year.

Our G&A expense decreased by 14.5% over the year ago period, primarily due to a decrease in legal fees. Sales and marketing expenses were up 10.9% over the second quarter of 2009, due to the timing of trade show expenses, as well as the planned expansion of the US sales team to foster higher growth in the latter part of this year and next. Barry will review that expansion in just a few moments.

Other operating expenses of $700,000 recorded during the quarter resulted from accrued severance cost due to the non-renewal of an executive employment agreement. The severance will be paid out over 15 months beginning September 2010.

Other net expenses during the second quarter were $920,000 compared with $74,000 in Q2 2009. This large increase was primarily due to foreign currency exchange losses of $389,000, which was a swing of about $600,000 from the gain reported in the second quarter of 2009 of $214,000. These mostly unrealized losses are primarily the result of the quarterly revaluation of receiveables, payables and cash denominated in euro. During this period, the euro declined 8% from 1.35 to 1.24. Currently, the euro is gaining strength and is about 1.32. To the extent the euro continues to improve, the FX losses will reverse.

Other expenses also increased due to the approximate $300,000 non-cash write-off of the unamortized note discount in connection with the Broadwood Note repayment. We also had a decrease in royalty income of approximately $113,000, due to catch-up payments that were made in prior year quarter.

Interest expense, which was $225,000 in the quarter and $631,000 year-to-date, is expected to drop to about $50,000 per quarter as a result of the Broadwood Note repayment.

Our cash balance, which included restricted cash on July 2, was $8 million as compared with $13.7 million at the end of 2009, and $23.8 million at the end of Q1. Net cash used in operating activities for the quarter was $3.7 million, which included the $4 million used to pay legal judgments. So before the legal payment, we generated approximately $300,000 in cash from operations for the quarter. Net cash provided by investing activities was $7 million, which included the release of the bond of $7.3 million posted for the litigation. Net cash used in financing activities was $11.9 million resulting primarily from the $5 million early repayment of the Broadwood Note, and $6.8 million redemption of the Canon preferred shares. As Barry mentioned, with these transactions, we are essentially debt-free, except for a line of credit we have to support STAAR Japan.

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Now, I’ll turn the call back over to Barry for a few additional comments before taking your questions.

Barry Caldwell:	Thank you, Deborah.

We hope that you can see from Deborah’s presentation that some unusual items do hide, to some degree, our consistent progress toward profitability. We expect to continue to march towards GAAP profitability in the third quarter and believe that profitability for the full year is within range.

One major reason for our optimism is the go-to-market organizational structure we discussed last quarter, which is designed to provide more focus on key market growth within the three regional areas of the world. It’s very proper, I think, to say the least, since I joined STAAR our global management team has never worked more closely together. This will only improve. In the next two weeks, the global management team will be presenting our four year growth plan to our Board of Directors. We’ve already expanded the US sales effort to now 35 individuals selling STAAR products in the field, with the addition of five new sales representatives. We now have a total of 16 direct employees, and 19 independent representative selling in the US market. We also have added two new marketing managers for the Visian ICL. One is dedicated to the professional side; the other is dedicated to the consumer side.

Our new strategy should also enhance sales growth resulting from the second quarter expanded approval for the Visian ICL products in Europe. The ICL is already a strong product line in Europe and getting stronger. In the second quarter, we began to see some additional growth signs from markets where we’ve not seen much recent growth, namely Spain, France and the UK. With the new approved range for our Visian ICL products in Europe, the market opportunity for us has more than doubled. The STAAR team of direct employees and distributors were trained on these expanded opportunities during the first week of July, and we expect to start shipping these products in September as well as highlight them at the upcoming ASCRS meeting in the first week of September.

I’d like to give a quick update on where we are in the regulatory review process for the Visian Toric ICL in the US and Japan, which are the major two markets in which we still lack approval for the Toric version of the ICL.

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First, in the United States, we have completed the response to the FDA on our submission for approval of the Visian Toric ICL and have requested a face-to-face meeting to review. Though not required, we felt the best way to respond to the FDA was to sponsor a clinical study on the ten eyes they flagged as outliers in regard to endothelial cell loss from the five year data. This was only 6% of the eyes in the initial study. Basically we found three things. First, all of these eyes were consistent with the confidence limits in the endothelial cell table of the approved labeling for the Visian ICL. Second, the rate of decrease in endothelial cells declined in the second five years by 5% as compared to the first five years. Finally, these eyes are now ten to eleven years from their original surgery date. All patients indicated they were satisfied with their surgery and would have had the Visian ICL implanted again. While this process took longer than I would have liked, it was most important to produce a substantive response, and I believe we’ve done just that.

I want to thank Dr. John Vukich from Madison, Wisconsin, Dr. Rob Rivera from Phoenix and Dr. Hank Edelhauser from Atlanta, for their efforts allowing us to complete the response. We hope we have an update by the time we talk with you in early November in conjunction with the release of our third quarter results.

In Japan it’s fair to say that we’ve had more interaction with PMDA regarding our submission on the Toric ICL than we had expected this early in the process. Combined with the FDA request, it has certainly given our regulatory department a lot to do. They’ve worked very hard, and I want to thank them very much for their efforts.

We’ve made good progress already this year in terms of increasing shareholder value. We’ve streamlined the focus of the company to our core products, resolved all the legacy issues, which have been a distraction, and established the good financial platform from which to grow. We’re very confident we’ll return to double-digit core product revenue growth in the third quarter and believe we can achieve all five of our metrics for the year.

Finally, we will be presenting on Thursday at the BMO 10th Annual Focus on Healthcare Conference in New York City. There is a change in the presentation time from previous announcement. It will be 10:45 am eastern daylight savings time. The presentation will be available on the STAAR website. Next week, we will also be presenting in the Collins Stewart 2010 Healthcare Conference in New York City on Wednesday, and then on Thursday, the Canaccord Global Growth Conference in Boston. The Canaccord presentation will also be available on the STAAR website.

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Our quarter's performance illustrates that though we've made a lot of progress, we still have a lot of work to do. We are very confident, though, that the continued focus will enable us to exceed our goals.

Operator, we can now open the line for questions from participants.

Operator:
Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you'd like to withdraw that question, please press the star, followed by the two. If you're using speaker equipment today, please lift the handset before making your selection.

Our first question comes from the line of Raymond Myers with Benchmark. Please go ahead.

Raymond Myers:
Thank you for taking the questions. Barry, let me first ask about the Korean distributor restructuring. Help us to understand why restructuring the distributor was done? What exactly was done? And why did that cause a $500,000 shift in order volumes?

Barry Caldwell:
Good question, Ray, and let me expand upon what we'd previously said. First of all, as you know, our Korean distributor has done a wonderful job for us and they continue to do so. They've also set some pretty high goals going forward. They're at 11% market share of the refractive market in Korea now and they want to get to 25%. They had hoped the best way to do that is to establish a second legal entity, a second group that will be exclusively focused on just the Visian ICL and they've legally separated that from the rest of the product lines which they distribute. They're setting up a new site at which they're doing that and they were depleting their current inventory — and again, Korea is just one of a handful of countries in which inventory’s carried. They carry inventory because they want — the speed to the customer is very important to them and they don't want to wait for it to have to ship from Switzerland product by product. So, they carry the inventory there and they were depleting their inventory from their old site in anticipation of the new site being ready, both legally and physically, ready to receive inventory. They actually, at the end of the quarter, would have taken the inventory. But it would have been a problem for them. They would have had to physically move it, and from a legal perspective they would have had to move the assets, and we said, no, it's not in your best interest and it's not of that much value to us to show a half a million in sales in one quarter versus another quarter, and let's just wait 'til you're ready and let's do it the right way. And that's exactly what we did.

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Raymond Myers:
Well, looking at the $1.16 million in sales in Q2, if we added $500,000 you'd be almost $1.7 million. As we look into Q2 and beyond, can we model this as if this were $1.7 in this quarter and there should be some incremental gain even beyond that in Q3? Or should we smooth it out more?

Barry Caldwell:	Ray, I'm not sure I understand your question. Where are you — the $1 million number?

Raymond Myers:	In Korea?

Barry Caldwell:	Oh, I'm sorry. Just looking at the Korea sales.

Raymond Myers:	Yes. Is it fully additive or should we smooth it out more?

Barry Caldwell:	I believe in Korea it's fairly additive.

Raymond Myers:	Okay, good. That'll set up — it should set up a strong Q3 then.

Barry Caldwell:	Right.

Raymond Myers:
Good. Can you talk a little bit about the dynamics in the United States? Clearly the economy's a little — continuing softer than people expected. You had been able to grow through that, but now it seems that if — things seem to be slowing down just a little bit for STAAR. Could you give us some color?

Barry Caldwell:
Yes. I think the main reason behind that for the quarter, and I think we were down 6% on the ICL in the US, was mainly in the military. And there were not any major military orders during the second quarter; though we've already seen some during third quarter. I know I got a call from a sales manager whom — at one military facility they did 36 ICLs the other day and now have to reorder. So, I think it was more a cycling of the orders in the military, which as you know represents, you know, a decent percent of our overall sales in the US that impacted second quarter on a comparative basis.

Raymond Myers:	Okay, sounds good. And the 4000 back-ordered IOLs, what's the roughly — what's the market value of those?

Barry Caldwell:
Well, about half of those IOLs or about 2,000 are in the Japanese market. Those have a very high average selling price. About 40% is in Europe, which is not quite as good selling price. And then about 10% are to China, which is not — is not a very good selling price.

Raymond Myers:	So, how should we think — is that half a million dollars to make up the —

Barry Caldwell:	Yes, it's somewhere about $500,000, a little bit more.

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Raymond Myers:	Okay. So, it’s kind of a million delta there.

Barry Caldwell:
And I think, you know, going back to your same question on the ICL, I think most of that is not business we’ll lose. A little bit of it, we might indeed lose because the customer wanted the product and we weren’t able to deliver and they may have gone someplace else.

Raymond Myers:	Okay. And there’s no continuing problem in manufacturing the silicone —

Barry Caldwell:
Well, I think we’ve — you know, it’s taken the month of July for us to get a really better handle on where we are, where we stand in terms of our demand, our planning and our manufacturing. And I met with our manufacturing head this morning, we made very good progress last week, which is the first week we’ve made progress since the end of the quarter, to be fair. And that we fully expect by the end of this month, August, to have recovered from 90% of that backlog.

Raymond Myers:	Okay. And why couldn’t the manufacturing happen in the United States, get that up and running before you transition it?

Barry Caldwell:	Well, we did. It’s more an issue of the demand and the planning for that demand.

Raymond Myers:	Okay. So, was there more demand than you had anticipated?

Barry Caldwell:	Yes. The demand was — specifically in special — in certain model numbers and we didn’t plan for that appropriately.

Raymond Myers:	Right.

Barry Caldwell:	Some of it is communication and some of it is process. I think during the month of July that we’ve made good progress on correcting both of those.

Raymond Myers:
Okay, good. And then maybe finally, could you discuss a little bit more about the FDA and the process with the FDA approval? You’ve submitted and now the FDA is reviewing your submission, did you — were you able to submit everything you were hoping to? And what exactly did you submit?

Barry Caldwell:
Yes, I think we — you know, we were snot going to submit until we were absolutely prepared to do it. You know, the team worked hard, the physicians worked hard to get the patients back in. We had also spent time analyzing the data once we got it back in and putting it into our response to the FDA. So that was sent to them and almost simultaneously we asked for a meeting and they’re in the process of trying to accommodate that request.

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Raymond Myers:	Okay, sounds great. I'll get back into queue. Thank you.

Barry Caldwell:	Thank you, Ray.

Operator:	Our next question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Robbie:	Good afternoon. This is Robbie calling for Joanne. Thanks for taking my question. Just a couple of questions.

Barry Caldwell:	Joanne, you sound much different.

Robbie:	She's actually — we're going between calls. Thanks.

Barry Caldwell:	I got it. I understand what you guys do.

Robbie:	So, can you talk a little bit more about sales force expansion going forward. How should we look at that next couple of —

Barry Caldwell:
Yes, good question, Robbie. Right now, at this point in time, we've made the expansions that we planned to make. We're going to see how effective this is — this expansion is in the US. We don't plan right now to add any more headcount to the US until we see that progress starting to be made. Once we see evidence of that, then we do plan to make some additional expansions based upon our ability to do so within our resources.

Robbie:	Okay, thanks. And then what changes have you noted in the European market in terms of competitive landscape?

Barry Caldwell:
Well, that's a really good question. Because, as we noted in the release, and in our statement, that in Europe, we are starting to see a few countries which in the most recent past have been, I'd say, kind of stagnant for us, and we're starting to see some pretty nice increases in some of those countries in Europe. You know, for example, Spain, France and in the UK. So, as you know, Alcon introduced their phakic lens in those markets. What we tend to hear from our customers is they're trying some and they're going to wait for a year to see how the anterior chamber phakic IOLs work, because as you know in Europe they've not had a very good reputation. And we don't know if it's because that Alcon's kind of raised the market level for phakic IOLs or if it's because the acceptance of their lens hasn't gone over real well; it doesn't matter to us the reason, but we're quite excited that we're seeing some expansion in Europe. We didn't expect when we began the year and now that in September we're going to release the expanded versions of the ICL we see the opportunity door opening up for us even more.

Robbie:	Okay, that's helpful. Thank you very much. I'll get back in queue.

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Barry Caldwell:	Thank you, Robbie.

Operator:	Thank you. Our next question comes from the line of Joseph Munda with Sidoti & Company. Please go ahead.

Joseph Munda:	Hi, guys. Thanks for taking my call. How are you?

Barry Caldwell:	Good.

Joseph Munda:	Listen, I’m just looking at the numbers now, I noticed a decrease in R&D from 11% to 10.1%. Can you guys touch a little bit on that?

Barry Caldwell:	I think, Joe, that’s well within what we planned to do within the R&D group.

Joseph Munda:	Uh-huh.

Barry Caldwell:	And so, I think as you look forward you should expect our R&D expenses to be in about the 9-10% level.

Joseph Munda:	Okay. And, also on geographic sales, you point to — you show United States, Japan, Korea, the other market, does that include United Kingdom, Spain or France that you’d talked about?

Barry Caldwell:	Yes, it does.

Joseph Munda:
Okay. And, I would like to know what kind of initiatives your sales people in the US are looking to go-forward with to increase sales? And I know you’re expanding the headcount and looking to increase revenues, but I mean — and I know you’re competing with Lasik — what are they going out and telling — I’m just wondering —

Barry Caldwell:
Yes, I think two fronts, Joe. First, in regards to the ICL, they’re really trying to focus on the accounts that have the ability to show strong growth in a short period of time. They’re not focused on training new surgeons or getting new surgeons to use the product. They’re really focused on the accounts that can use the Visian ICL to highlight their whole refractive practice and move that forward. Secondly, on the IOL side, they’re focused on the nanoFLEX IOL, our single piece Collamer lens, and I think as we said in the press release, in the US, those sales were up 17% in the quarter and worldwide they were up 15%. We did train our European folks on the nanoFLEX during July in anticipation of getting CE mark in Europe so we can start selling nanoFLEX there also. So, the nanoFLEX is a key focus for both the US force and the European force as we get approval.

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Joseph Munda:	Okay, thanks guys.

Barry Caldwell:	Thank you, Joe.

Operator:	Our next question comes from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:	Good afternoon, Barry.

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:
A question on CAST. I know you referred to that in the press release. I didn’t hear you say too much, if anything, I don’t know maybe I missed it on the call itself. Could you give us an update on the progress there because that’s an area where I think you may have a real winner down the road?

Barry Caldwell:
Yes, we have — we’ve made our second submission to the FDA on the protocol for CAST II. On July 14th they told us it would be any day they’d be back to us. We’re still waiting. So we’re waiting for their approval to protocol so we can go-forward with that clinical study.

Larry Haimovitch:	And just remind me and probably a couple of others on the call, in regards to the study?

Barry Caldwell:	Yes. If you’ll recall, from the original CAST, and CAST again stands for Collamer Accommodating Study Team.

Larry Haimovitch:	Yes.

Barry Caldwell:
We took eight surgeons who have been using our single piece Collamer lens and said, “You do everything the way you typically do it, but we want you to measure near and intermediate vision,” and we gave every surgeon the same cards to measure that by. And what they came back with was that the intermediate vision, which is laptop level vision, was better than any lens on the market. And that the near vision results were better than any standard IOL in the market. So now we want to take that to a clinical level with a protocol so that we might have — might be able to couple that up with a claim for which we can prove either best in class at intermediate or best in class at near vision, a way to either get us into a new NTIOL status and/or get us into the premium channel status.

Larry Haimovitch:	Barry, how long do you think CAST II will run before you have data and then just make a submission?

Barry Caldwell:
Well, I think we’ll — once CAST II starts, we should have data within six months, we can start talking about. But in total it’ll probably take about 12 months to get to the point we can submit that into the FDA on any potential claims.

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Larry Haimovitch:
All right. And then a question on the Toric ICL, which of course is very important to the future. What are the potential scenarios you see coming out of, both good, bad and ugly, so to speak, coming out of the next FDA meeting you have?

Barry Caldwell:
Well, you know, I think the good is if we can help them understand the results of the outlier eyes they had in question, which again it's — endothelial cell count's a tough topic for everyone including the FDA, so that's why we asked for a face-to-face meeting rather than just reading black and white responses, and our intent is to take all three of the physicians that helped us through the clinical evaluation of those eyes. So, in my mind, if we can get in front of them and they understand it, I think it would be — the good would be an approval in a pretty quick period of time because they've spent a lot of time on this data, with some enhanced labeling claims. And we'd suggested in our response label claim expansion, and we've also suggested additional market surveillance in this area.

Larry Haimovitch:	So, that will take — I mean it depends on the FDA obviously but you have a good meeting with them coming up, presumably, then it would go directly through the process to get ultimately approved?

Barry Caldwell:
Yes. Well the labeling's been through a lot of questions and responses in the last six months. So we should be very close on that. And if we can get past — I think, in my mind, the biggest issue is the endothelial cell issue, if we get past that then I think we should be very close.

Larry Haimovitch:	I know you’re getting out of the prediction business. I tease about that of course, but —

Barry Caldwell:	I was just trying to say that. We were talking over each other. I'm out of that business.

Larry Haimovitch:	No, I understand, but, if the meeting with FDA goes well, and they're satisfied with the endothelial cell count, that would give you good reason to expect an approval in the next few months?

Barry Caldwell:	I have told our folks that I wouldn't be surprised if we get approval in one month, I wouldn't be surprised if we got approval in six months.

Larry Haimovitch:	So you are — you're like an analyst, Barry. You're in this broad range of prediction, okay. Okay, thanks, Barry. Have a great day.

Barry Caldwell:	Thank you, Larry.

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Operator:
Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one on your touch tone phone. As a reminder, if you’re using speaker equipment today, you will need to lift the handset before making your selection.

And our next question is a follow-up from the line of Raymond Myers with Benchmark. Please go ahead.

Raymond Myers:
Yes, hi. Just a follow-up question on Japan. There were some comments in the prepared remarks about, that Japan taking a little longer than expected to train the physicians and that there was some reprocessing to be done?

Barry Caldwell:
Yes. Ray, good question. Basically, the rules that we’ve been following in Japan is that the Japanese Ophthalmic Society (JOS) had to approve the certification process and approve each surgeon who got certified to go-forward with the ICL in Japan. We’ve now have worked with JOS and they are sponsoring with us a new training course and they are giving us a little more flexibility on the process to get the surgeons certified and approved to begin implanting.

Raymond Myers:	So is that a matter of time or it sounded like there was possibly a change in the process?

Barry Caldwell:
Yes, a change in the process in regards to timing and how quickly we can get surgeons up and certified. I think, as you know, a couple of months ago, we trained, I think it was about 30-35 surgeons in Japan, and the amount of time it’s taken to get those proctored and certified — one of the requirements JOS had was that we had to have an ophthalmologist at the proctoring for the new physician and it seems like they’re going to be more flexible in that regard, so we can use some of our folks who have been trained, that can do proctoring, like we do here in the US.

Raymond Myers:	Okay. Good. Well thank you. Good luck.

Barry Caldwell:	Thank you.

Operator:	Thank you. Our next question is a follow-up question from the line of Joseph Munda with Sidoti & Company. Please go ahead.

Joseph Munda:
Hey, guys. Just a follow-up, touching a little bit on something that the last caller said. I noticed in China and India you’re experiencing rapid growth. Can you talk a little bit as what is driving this rapid growth in those two countries?

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Barry Caldwell:
Yes, good question, Joe. We do see these as very important markets going forward, particularly China. You know, China's very close to the US now in total of — total refractive procedures that are being done. And our market share in China and our introduction of the product in China is just in its infancy. Last year, we believe we had less than one half of 1% of the market in China. We currently have four direct employees in China out in the field working with our distributor. The acceptance has been good. The growth has been good. We're still working off of a small base though, but with both areas with good opportunities. And in India, we have a very good distributor there that we've been working with. India is the fifth largest refractive market in the world, and we're still, you know, very — we haven't been in India that long.  We're at about 2% of the market now.  In both of these countries, some of the demographics, in terms of patients who can afford these procedures, have shown improvement and we see both as very important opportunities in the Pacific Asia region for us going forward.

Joseph Munda:	And, the distributor in India, do they hold inventory as well as the distributor in Korea?

Barry Caldwell:	They do not.

Joseph Munda:	They do not. Okay.

Barry Caldwell:	Yes. Most of our distributors carry very little inventory because of the broad range of SKUs that we have.

Joseph Munda:	Yes.

Barry Caldwell:	And we ship right away. But, you know, Korea's one of those markets where they want to be quicker to get product to the customer and they've made the sacrifice of investing in inventory.

Joseph Munda:	Okay, thanks guys.

Barry Caldwell:	Thank you, Joe.

Operator:	Thank you. At this time I show no furthers questions in the queue. I'd like to turn the conference back to management for closing remarks.

Barry Caldwell:
Great.  Thank you very much for participating in today's call.  And again, on Thursday, we'll be presenting at the BMO Conference that will be on our website.  If you have any questions as follow-ups, please feel free to give Deborah or I a call.  And have a good evening.  Thank you.

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Operator:
Ladies and gentlemen, this conclude the STAAR Surgical 2Q10 financial results conference call.  If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325 or 303-590-3030, and enter the access code of 4330779, followed by the pound.  Thank you for your participation.  You may now disconnect.

END

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